UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                  Fremed      David         J.
               --------------------------------------
                 (Last)       (First)      (Middle)

               c/o Infogrames, Inc.
               417 Fifth Avenue
               New York, New York 10016

2.   Date of Event Requiring Statement (Month/Day/Year)

                   May 8, 2000

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  Infogrames, Inc. ("GTIS")

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  _X_  Officer (give title below)
                  ___ 10% Owner
                  ___  Other (specify below)
                    Chief Financial Officer
                  --------------------------------

6.   If Amendment, Date of Original (Month/Day/Year)




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7.   Individual or Joint/Group Filing (Check Applicable Line)

                  _X_  Form filed by One Reporting Person
                  ___ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common Stock, par value $0.01 ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  1,700

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security

               Options to purchase Common Stock

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable:
               (a)


         Expiration Date:

               05/08/2010

3.   Title and Amount of Securities Underlying Derivative Security

         Title

               Common Stock




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         Amount or Number of Shares

               150,000

4.   Conversion or Exercise Price of Derivative Security

                $2.25

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

               D

6.   Nature of Indirect Beneficial Ownership



Explanation of Responses:

(a) The options become exercisable in four equal annual installments beginning on May 8, 2001.




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                                    SIGNATURE**


         WITNESS, the signatures of the undersigned this 22nd day of May, 2000.


                                       By: /s/ David J. Fremed
                                          ---------------------------------
                                           David J. Fremed


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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